                                                                   EXHIBIT 12.01

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                             (Dollars in thousands)

                                                                                                            Pro Forma
                                                                                  Pro Forma   Nine Months  Nine Months
                                          Year Ended March 31,                    Year Ended     Ended        Ended
                            ----------------------------------------------------  March 31,   December 31, December 31,
                              1994      1995       1996       1997       1998        1998         1998         1998
                            --------  ---------  ---------  ---------  ---------  ----------  ------------ ------------
Loss before Income Taxes,
   Extraordinary Loss and
   Cumulative Effect of
   Change in Accounting
   Principle..............  $(94,706) $(111,759) $(122,680) $(119,290) $(168,161) $(204,100)   $(117,595)   $(135,658)
Add:  Fixed charges,
      excluding
      capitalized
      interest............   187,439    200,927    217,170    249,113    280,670    308,170      220,832      243,395
  Equity in losses of
   joint ventures.........    30,054     44,349     46,257     59,169     79,055     79,055       58,471       58,471
  Minority interest in
   losses of
   subsidiaries...........        --         --         --         --         --         --      (25,772)     (25,772)
  Preferred stock
   dividends
   of subsidiary..........        --         --         --         --     12,682     27,121       21,536       21,536
                            --------  ---------  ---------  ---------  ---------  ---------    ---------    ---------
Net Earnings Available for
 Combined Fixed Charges
 and Preferred Stock
 Dividends................   122,787    133,517    140,747    188,992    204,246    210,246      157,472      161,972
                            --------  ---------  ---------  ---------  ---------  ---------    ---------    ---------
Combined Fixed Charges and
 Preferred Stock
 Dividends:
  Interest................   182,136    195,698    210,691    240,692    271,056    298,556      212,545      235,108
  Capitalized interest....     1,345      1,736      1,766      1,727      5,985      5,985       11,285       11,285
  Amortization of debt
   issuance costs.........     3,987      3,792      4,917      6,344      7,141      7,141        6,432        6,432
  Interest portion of rent
   expense................     1,316      1,437      1,562      2,077      2,473      2,473        1,855        1,855
  Preferred stock
   dividends
   of subsidiary..........        --         --         --         --     12,682     27,121       21,536       21,536
  Preferred stock
   dividends..............        --         --         --         --     18,850     27,625       20,718       20,718
                            --------  ---------  ---------  ---------  ---------  ---------    ---------    ---------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends..........   188,784    202,663    218,936    250,840    318,187    368,901      274,371      296,934
                            --------  ---------  ---------  ---------  ---------  ---------    ---------    ---------
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends................        --         --         --         --         --         --           --           --
Deficiency in Earnings
 Required to Cover
 Combined Fixed Charges
 and Preferred Stock
 Dividends................  $ 65,997  $  69,146  $  78,189  $  61,848  $ 113,941  $ 158,655    $ 116,899    $ 134,962
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